Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Equity Incentive Plan, 2010 Equity Incentive Plan, and 2010 Employee Stock Purchase Plan of Anacor Pharmaceuticals, Inc. of our report dated June 9, 2010, except for the last paragraph of Note 1, as to which the date is November 12, 2010, with respect to the financial statements of Anacor Pharmaceuticals, Inc.,  included in its Registration Statement (Form S-1 No. 333-169322) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 17, 2010